Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Announces Merger
with MidWestOne Financial Group, Inc.
Combination creates premier community banking franchise in the Upper Midwest

GREEN BAY, WI and IOWA CITY, IA, October 23, 2025– Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) and MidWestOne Financial Group, Inc., (NASDAQ: MOFG) (“MidWestOne”) jointly announced today the execution of a definitive merger agreement pursuant to which Nicolet will acquire MidWestOne and its wholly-owned banking subsidiary, MidWestOne Bank.

Based on the financial results as of September 30, 2025, the combined company will have pro forma total assets of $15.3 billion, deposits of $13.1 billion, and loans of $11.3 billion. Upon closing of the transaction, Nicolet will have more than 110 branches, as well as loan production offices, across the Upper Midwest, Denver, Colorado and Naples, Florida, among other areas.

Under the terms of the Agreement, which has been unanimously approved by the board of directors of both companies, Nicolet will exchange shares of its common stock for all of the outstanding shares of MidWestOne common stock, in an all-stock transaction. MidWestOne shareholders will be entitled to receive 0.3175 of a share of Nicolet common stock for each share of MidWestOne common stock they own upon the effective time of the merger, for aggregate merger consideration valued at approximately $864 million, or $41.37 per share, based on Nicolet’s closing stock price of $130.31 as of October 22, 2025. The transaction values MidWestOne at a price to tangible book value per share of 166% and a price to mean analyst estimated 2026 earnings per share of 11.5 times. Upon completion of the merger, the shares issued to MidWestOne shareholders are expected to comprise 30% of the outstanding shares of the combined company.

Mike Daniels, Chairman, President, and CEO of Nicolet, said, “We are excited to announce the acquisition of MidWestOne and welcome their employees, customers, and shareholders to Nicolet. We view the people at MidWestOne as true kindred spirits in our approach to serving customers, communities, and employees. They have been stalwarts of the community for over 90 years, and we intend to be great stewards of that legacy.”

Daniels added, “This is a transformational deal for Nicolet that we are announcing days away from the 25th anniversary of our Founding. Our goal with every acquisition is not just to become bigger, but to become a better bank. We have worked hard to put actions to those words. While we had high expectations when we founded Nicolet 25 years ago, few expected us to be where we are today. Now, along with the people at MidWestOne, we remain optimistic about our future, and very much look forward to seeing what our employees, customers, and shareholders can do to create continued shared success over the next 25 years.”

Chip Reeves, CEO of MidWestOne, said, “It has been a true privilege to lead such a talented and dedicated team of people at MidWestOne these past few years. We are thrilled to have the opportunity to join Nicolet, a company whose culture, business model, and consistent top-tier financial performance is something we have long admired. The combination of these two community banks provides a great opportunity for our respective teams to continue to deliver high-quality, relationship-based banking products, services, and expertise to our clients, as well as generate long-term value for our stockholders. I could not be more excited about the future of the combined company, and the positive impact it will have on the communities MidWestOne has served for decades.”

The proposed merger will create one of the largest community banks in the Upper Midwest with over $15 billion in assets, significant economies of scale, and peer-leading pro forma profitability metrics. The combined bank will have complementary and contiguous geographic footprints, including “lead local” market share positions across several communities throughout Wisconsin, Iowa, Eastern Minnesota, and Northern Michigan.

Excluding certain merger-related charges, the transaction, with cost savings fully phased in, is anticipated to be approximately 37% accretive to 2026 earnings, and mildly dilutive to tangible book value per share with a negligible earnback period. The merger is subject to a number of customary conditions, including the approvals of the appropriate regulatory authorities and approvals by the shareholders of both Nicolet and MidWestOne. It is expected that the transaction should be completed during the first half of 2026. Upon completion of the merger, it is expected the combined company’s Board of Directors will be comprised of eight members of Nicolet’s Board of Directors, including Mike Daniels, and four members of MidWestOne’s current Board of Directors.

In connection with the execution of the Agreement, all of the directors and named executive officers of MidWestOne and Nicolet have entered into support agreements pursuant to which they have agreed to vote their shares in favor of the merger.

Keefe, Bruyette & Woods, A Stifel Company served as financial advisor and provided a fairness opinion to the Board of Directors of Nicolet, and Nelson Mullins Riley & Scarborough LLP served as legal counsel to Nicolet in this transaction. Piper Sandler & Co. served as financial advisor and provided a fairness opinion to the Board of Directors of MidWestOne, and Alston & Bird LLP served as legal counsel to MidWestOne.

Conference Call and Investor Presentation

Nicolet and MidWestOne will host a joint conference call at 9:00 a.m. Central Time on October 24, 2025 to discuss the transaction and related matters. The related slide presentation is accessible on Nicolet’s website at nicoletbank.com under “Investor Relations.” Interested parties may listen to the call live via webcast by visiting nicoletbank.com and clicking on the “Investor Relations” link, or by going to https://events.q4inc.com/attendee/775313375. Investment professionals and those wishing to participate in the Question and Answer portion of the call are encouraged to preregister by going to https://registrations.events/direct/Q4I92636574. If participants have difficulty registering, please call 1-888-500-3691, conference ID 92636, at least 10 minutes prior to the start of the call. The webcast will be archived on Nicolet’s website, and will be accessible shortly following the call.

ABOUT NICOLET BANKSHARES, INC. Nicolet Bankshares, Inc. is a financial holding company and sole parent of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

ABOUT MIDWESTONE FINANCIAL GROUP, INC. MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.bank. MidWestOne Financial Group, Inc. trades on the Nasdaq Global Select Market under the symbol “MOFG”.

Forward Looking Statements

This communication contains statements that constitute “forward-looking statements” within the meaning, and subject to the protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements include, but are not limited to, statements about the benefits of the proposed merger between Nicolet and MidWestOne, including future financial and operating results (including the anticipated impact of the proposed transaction on Nicolet’s and MidWestOne’s respective earnings and tangible book value), statements related to the expected timing of the completion of the proposed transaction, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. You can identify these forward-looking statements through the use of words such as “anticipate,” “believe,” “assume,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions of the future or otherwise regarding the outlook for Nicolet’s, MidWestOne’s or combined company’s future businesses and financial performance and/or the performance of the banking industry and economy in general.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control or predict. A number of factors could cause actual results and outcomes to differ materially from those contemplated by these forward-looking statements These factors include, but are not limited to: (1) the risk that the cost savings and synergies of the proposed merger will not be realized or may take longer than anticipated to be realized; (2) the risk that integration of MidWestOne’s and Nicolet’s respective businesses will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events; (3) the parties’ inability to meet expectations regarding the timing of the proposed merger; (4) changes to tax legislation and their potential effects on the accounting for the merger; (5) the failure to obtain the necessary approvals by the shareholders of Nicolet or MidWestOne; (6) the ability by each of Nicolet and MidWestOne to obtain required governmental approvals of the proposed transaction on the timeline expected (which could be affected by government shutdowns), or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company after the closing of the proposed transaction or adversely affect the expected benefits of the proposed transaction; (7), the failure to satisfy other conditions to completion of the proposed merger, or any unexpected delay in closing the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) disruption to Nicolet’s business and to MidWestOne’s business as a result of the announcement and pendency of the proposed transaction, and the resulting diversion of management’s attention from ongoing business operations and opportunities; (9) potential reputational risk and reaction to the announcement of the proposed merger on Nicolet’s, MidWestOne’s or the combined company’s respective customers, suppliers, employees or other business partners; (10) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (11) dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the merger; (12) risks and uncertainties relating to management and oversight of the combined business and operations of Nicolet and MidWestOne following the closing of the proposed merger; (13) the possibility the combined company is subject to additional regulatory requirements as a result of the proposed merger or expansion of the combined company’s business operations following the proposed merger; (14) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against Nicolet, MidWestOne or the combined company and (15) general competitive, economic, political and market conditions and fluctuations and other factors that may affect future results of Nicolet and MidWestOne including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; and capital management activities.

Additional factors which could affect future results of Nicolet and MidWestOne can be found in Nicolet’s or MidWestOne’s filings with the U.S. Securities and Exchange Commission (“SEC”), including in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2024 under the captions “Forward-Looking Statements” and “Risk Factors,” MidWestOne’s Annual Report on Form 10-K for the year ended December 31, 2024, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” as well as their other filings with the SEC, which shareholders and potential investors should review for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, neither Nicolet nor MidWestOne assumes any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Important Information About the Merger and Where to Find It

Nicolet intends to file a registration statement on Form S-4 with the SEC to register the Nicolet shares that will be issued to MidWestOne shareholders in connection with the proposed merger. The registration statement will include a joint proxy statement of Nicolet and MidWestOne that also constitutes a prospectus of Nicolet. When available, the definitive joint proxy statement/prospectus will be sent to shareholders of Nicolet and MidWestOne in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRTION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT NICOLET, MIDWESTONE AND THE PROPOSED MERGER. Investors may obtain copies of the joint proxy statement/prospectus and other relevant documents (as they become available) free of charge at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by Nicolet will be available free of charge on Nicolet’s website at www.nicoletbank.com. Copies of the documents filed with the SEC by MidWestOne will be available free of charge on MidWestOne’s website at www.midwestonefinancial.com/financials/sec-filings.

Participants in Solicitation

Nicolet, MidWestOne, and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Nicolet and the shareholders of MidWestOne in connection with the proposed merger. Information about the directors and executive officers of Nicolet is available in Nicolet’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 18, 2025 (available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1174850/000117485025000016/nic-20250318.htm) (the “Nicolet 2025 Proxy”) and in the Nicolet Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025 (and available at https://www.sec.gov/Archives/edgar/data/1174850/000117485025000008/0001174850-25-000008-index.htm) and in other documents subsequently filed by Nicolet with the SEC, which can be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. Any changes in the holdings of Nicolet’s securities by its directors or executive officers from the amounts described in the Nicolet 2025 Proxy have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Nicolet 2025 Proxy and are available at the SEC’s website at www.sec.gov. Information about the directors and executive officers of MidWestOne is available in MidWestOne’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 11, 2025 (available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1412665/000141266525000046/mofg-20250310.htm) (the “MidWestOne 2025 Proxy”) and in the MidWestOne Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025 (and available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1412665/000141266525000043/mofg-20241231.htm) and in other documents subsequently filed by MidWestOne with the SEC, which can be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. Any changes in the holdings of MidWestOne’s securities by its directors or executive officers from the amounts described in the MidWestOne 2025 Proxy have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the MidWestOne 2025 Proxy and are available at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents to be filed with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Investor Relations & Media Contacts:

MidWestOne:	Chip Reeves – CEO
Barry Ray – CFO
Phone: 800.247.4418
Email: creeves@midwestone.com
Email: bray@midwestone.com

Nicolet:	Mike Daniels – Chairman, President & CEO
Jeff Gahnz – SVP, Marketing & Public Relations
Eric Radzak – SVP, Corporate Development & Investor Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com
Email: jgahnz@nicoletbank.com
Email: eradzak@nicoletbank.com